Exhibit 10.2

Dyax Corp.
Summary of Current Compensation for
Named Executive Officers

The following table sets forth for 2005 the current base salaries and target bonus potential of Dyax Corp.’s Chief Executive Officer and its four other most highly compensated executive officers, also known collectively as the named executive officers.  The Compensation Committee of the Dyax’s Board of Directors reviews base salaries and the bonus program for these executives annually.  The actual bonuses awarded for 2005 performance will be determined and paid in 2006.  The Compensation Committee will determine the 2005 bonus for the Chief Executive Officer based entirely on the Committee’s assessment of Dyax’s performance against corporate goals.  For the other executive officers, one half of the potential bonus will also be based on the same corporate performance assessment and the remainder of the bonus potential will be based on the Committee’s judgment regarding individual performance against objectives determined by the Chief Executive Officer.

Executive Officer	2005 Salary	2005 Target Bonus (% of Base Salary)(1)
Henry E. Blair President and Chief Executive Officer	$500,000	40%
Stephen S. Galliker Executive Vice President, Finance and Administration and Chief Financial Officer	$280,081	35%
Ivana Magovcevic-Liebisch, Ph.D., J.D. Senior Vice President Legal Affairs, Chief Patent Counsel and Assistant Secretary	$281,875	30%
Clive R. Wood, Ph.D. Senior Vice President Discovery Research and Chief Science Officer	$275,000	30%
Lynn G. Baird, Ph.D. Senior Vice President, Development	$261,375	28%

(1)          The target bonus opportunity can be exceeded by up to 20% of the target for exceptional performance.  For example, an executive with a target bonus of 30% who has outstanding performance can receive a bonus of as much as 36% of base salary.